Exhibit (h)(2)(iv)

AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AMENDMENT made this 18th day of December, 2020 to the Fund Administration and Accounting Agreement dated September 24, 2014 between ARK ETF Trust (“Trust”), a Delaware statutory trust, and The Bank of New York Mellon, (“BNY Mellon”), a New York corporation authorized to do a banking business (“Agreement”).

WHEREAS, the Trust desires to add a new series to the Agreement under the same terms and conditions of the Agreement and BNY Mellon has agreed to add such series to the Agreement; and

WHEREAS, the Trust and BNY Mellon desire to amend Exhibit A to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Trust and BNY Mellon agree to amend the Agreement as follows:

1.	Exhibit A of the Agreement is hereby replaced with the attached Exhibit A effective as of December 18, 2020.

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

ARK ETF TRUST on behalf of each Series identified on Exhibit A attached hereto

By:	/s/ Kellen Carter
Name:	Kellen Carter
Title:	Chief Legal Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Jeffrey B. McCarthy
Name:	Jeffrey B McCarthy
Title:	Segment Head, Exchange-Traded Funds

Exhibit A

To Fund Administration and Accounting Agreement

Between ARK ETF Trust and The Bank of New York Mellon

As of December 18, 2020

SERIES

ARK Innovation ETF

ARK Genomic Revolution ETF

ARK Next Generation Internet ETF

ARK Autonomous Technology & Robotics ETF

The 3D Printing ETF

ARK Israel Innovative Technology ETF

ARK Fintech Innovation ETF

ARK Space Exploration ETF